UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2016

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 24, 2016, Sunesis Pharmaceuticals, Inc., or the Company, received a letter from the Listing Qualifications Department, or the Staff, notifying the Company that in accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has been granted an additional 180 calendar days, or until November 21, 2016, to regain compliance with the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(a)(2), or the Rule. If, at any time before November 21, 2016, the bid price of the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under NASDAQ Listing Rule 5810(c)(3)(A), unless the Staff exercises its discretion to extend this 10-day period pursuant to NASDAQ Listing Rule 5810(c)(3)(F), the Staff will provide written notification to the Company that it complies with the Rule.

If the Company does not regain compliance with the Rule by November 21, 2016, the Staff will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal the Staff’s delisting determination to a NASDAQ Hearings Panel, or the Panel. The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the delisting determination by the Staff to the Panel, that such appeal would be successful.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements. These options include effecting a reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: May 26, 2016	By:	/S/ Eric H. Bjerkholt
Eric H. Bjerkholt
Executive Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary